March 24, 2005

Dear Fellow Shareholder:

As you may be aware, on March 7, 2005 we filed a Form 15 with the Securities and Exchange Commission to deregister the common stock of Ridgestone Financial Services, Inc. from the Securities Exchange Act of 1934. We expect this deregistration to become effective on June 6, 2005. We decided to deregister to save our shareholders the expense associated with being a public company, particularly in light of the increasing costs and administrative burdens resulting from the Sarbanes-Oxley Act of 2002. Deregistration will allow us to focus more of our time and resources on implementing the Company’s business plan and to concentrate our efforts on increasing long-term value for our shareholders.

After careful consideration since announcing our intention to deregister in December 2004, your Board of Directors took action yesterday to delay the annual shareholders meeting from its traditional date at the end of April until July 26, 2005. If we were to hold our annual meeting prior to that time, because deregistration does not become effective until June, SEC regulations would require us to prepare and file a lengthy document containing financial information similar to that contained in the Form 10-KSB we filed on an annual basis as a public company. Having to prepare this document would eliminate some of the anticipated savings in costs and personnel time we expected to gain this year. In future years we expect to hold our annual shareholder meeting at the usual April time.

In order to continue to provide our shareholders with current financial information about the Company, we have enclosed with this letter a copy of our audited financial statements for the year ended December 31, 2004. In June we will send you certain other information you would typically receive prior to the annual meeting.

Here are some highlights of the Company’s 2004 performance.

In late December 2004, Ridgestone Bank (the “Bank”) increased its investments in municipal and mortgage-backed securities by over $21 million bringing the investment portfolio to $22 million at December 31, 2004. We expect this portfolio increase to enhance income in 2005. Gross loans increased over $4 million from $75.1 million at December 31, 2003 to $79.4 million at December 31, 2004, despite a decline in balances early in 2004. Deposits increased from $72.7 million at December 31, 2003 to $91.2 million at December 31, 2004, an increase of over $18 million, primarily due to the purchase of brokered CDs used to fund the investment portfolio increase.

Net interest income was down due to a decline in loan balances early in the year. The historically low interest rate environment put further pressure on interest margins, as loans continued to refinance at lower rates, while rates on deposits and other liabilities could not be lowered as fast or as far.

Non-interest income was boosted significantly in 2003 because of the mortgage refinance boom caused by the low rate environment. However, once long-term rates started to increase in 2004, the refinancings dropped significantly, resulting in less fee income from the sale of mortgage loans into the secondary market.

13925 West North Avenue
Brookfield, WI 53005
(262) 789-1011

Non-interest expense was up in 2004, partially due to an increase in salaries and benefits resulting from a staffing increase in the commercial lending department and other personnel restructuring. Higher professional fees also contributed to the non-interest expense increase.

Because of these reasons, net income was significantly lower in 2004 than in 2003.

To improve future earnings performance, we took a variety of actions in 2004:

•	Restructured our commercial lending and credit departments to strengthen underwriting and loan administration and improve sales calling efforts to increase growth;
•	Outsourced services to reduce expenses and enhance fee income;
•	Increased the investment portfolio to increase net interest income;
•	Deregistered as a public company to save resources and improve our cost structure.

Throughout, we remain focused on our long-term vision for the Company as a community bank that provides a high level of personalized service to our customers, in a way that is far different from what our competitors offer. And, we continue to use the Balanced Scorecard process as a way to drive successful execution of our strategy. As a result, we are optimistic and encouraged at our prospects for improved performance in 2005 and remain committed to increasing long-term shareholder value.

In addition, as you may know, our Board of Directors recently received a letter from one of our shareholders expressing an interest in purchasing all of the outstanding shares of RidgeStone Financial Services, Inc. common stock. Your Board of Directors, as in any matter of this nature, intends to evaluate this proposal in due course, and to respond at the appropriate time.

Sincerely,

/s/ Paul E. Menzel	/s/ Christine V. Lake
Paul E. Menzel	Christine V. Lake
Chairman of the Board and	President and
Chief Executive Officer	Chief Operating Officer